UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 18, 2010
(Commission File Number)	Exact names of registrants as specified in their charters, address of principal executive offices, telephone number and state of incorporation	(IRS Employer Identification No.)

1-15929	PROGRESS ENERGY, INC.	56-2155481
410 S. Wilmington Street
Raleigh, North Carolina 27601-1748
Telephone: (919) 546-6111
State of Incorporation: North Carolina

1-3274	FLORIDA POWER CORPORATION d/b/a Progress Energy Florida, Inc. 299 First Avenue North St. Petersburg, Florida 33701 Telephone: (727) 820-5151 State of Incorporation: Florida	59-0247770

None
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – OTHER EVENTS

Item 8.01  Other Events.

Florida Power Corporation d/b/a Progress Energy Florida, Inc. (“PEF”) made two filings on March 18, 2010, with the Florida Public Service Commission (“FPSC”) in connection with the FPSC’s rate hearing order issued on March 5, 2010 (the “March 5th Order”).

PEF filed a motion for reconsideration seeking to correct mathematical errors in the March 5th Order involving the calculation of depreciation expense, accumulated depreciation reserve, and as a result, revenue requirements.  The net effect of the corrections would be a revenue requirement increase of approximately $36 million more than the $132 million of incremental annual revenues the FPSC approved and that became effective in July 2009 for repowering the Bartow plant.

PEF also filed a petition for accounting order seeking to reduce PEF’s depreciation expense in order to offset the expected revenue shortfall of approximately $76 million as compared to the revenue forecast in our rate case.  Under the proposed accounting order, PEF would credit the cost of removal component of its depreciation expense in the amount of $76 million per year.  This would annually reduce depreciation expense and the cost of removal component of the depreciation reserve until the FPSC establishes new base rates or the cost of removal reserve reaches zero.  The proposed accounting order would also reduce operating expenses attributable to depreciation and would not result in an immediate increase to customer base rates or changes to PEF’s existing tariffs.  PEF’s proposal would make it more likely that PEF would have an opportunity to earn its authorized return on equity (10.5%) as set by the FPSC in the March 5th Order.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

PROGRESS ENERGY, INC. and FLORIDA POWER CORPORATION d/b/a PROGRESS ENERGY FLORIDA, INC.
Registrants

By:	/s/ David B. Fountain
David B. Fountain
Assistant Secretary Progress Energy, Inc. Assistant Secretary Florida Power Corporation d/b/a Progress Energy Florida, Inc.

Date:  March 19, 2010